FOR IMMEDIATE RELEASE
April 30, 2009

Contact:         Jesus R. Adia
President and Chief Executive Officer
(718) 677-4414

Flatbush Federal Bancorp, Inc. Reports Earnings for Quarter Ended March 31, 2009

Brooklyn, NY – Flatbush Federal Bancorp, Inc. (the “Company”), (OTC Bulletin Board: FLTB), the holding company of Flatbush Federal Savings and Loan Association (the “Association”), announced a consolidated net income of $324,000, or $0.12 per share, for the quarter ended March 31, 2009 as compared to a net income of $2,000, or $0.001 per share, for the same quarter in 2008.

The Company’s assets at March 31, 2009 were $151.1 million compared to $149.7 million at December 31, 2008, an increase of $1.4 million or 0.9%. Loans receivable increased $299,000, or 0.3%, to $98.5 million at March 31, 2009 from $98.2 million at December 31, 2008. Mortgage-backed securities increased $14,000 or 0.01%, to $32.9 million at March 31, 2009 from $32.9 million at December 31, 2008. Cash and cash equivalents increased $1.3 million, or 16.9%, to $9.0 million at March 31, 2009 from $7.7 million at December 31, 2008.

Total deposits increased $6.1 million, or 6.0%, to $107.8 million at March 31, 2009 from $101.7 million at December 31, 2008. Borrowings from the Federal Home Bank of New York (FHLB) decreased $3.4 million, or 11.9%, to $25.2 million at March 31, 2009 from $28.6 million at December 31, 2008.

Total stockholders’ equity increased $386,000 to $15.0 million at March 31, 2009 from $14.6 million at December 31, 2008.

The increase to stockholders’ equity reflects net income of $324,000, an  amortization of $5,000 of unearned ESOP shares, amortization of $10,000 of restricted stock awards for the Company’s Stock-Based Incentive Program, amortization of $10,000 of stock option awards and $40,000 of accumulated other comprehensive income. This was partially offset by $3,000 of repurchases of shares under the stock repurchase program.

On August 30, 2007, the Company approved a stock repurchase program and authorized the repurchase of up to 50,000 shares of the Company’s outstanding shares of common stock.  Stock repurchases have been made from time to time and may be effected through open market purchases, block trades and in privately negotiated transactions.  Repurchased stock is held as treasury stock and will be available for general corporate purposes.  During the quarter ended March 31, 2009, the Company repurchased a total of 1,000 shares. As of March 31, 2009, a total of 12,750 shares have been repurchased at a weighted average price of $4.44.

INCOME INFORMATION – Three month periods ended March 31, 2009 and 2008

On February 26, 2009, the Company froze its defined benefit pension plan effective March 31, 2009.  The freezing of the Plan is consistent with ongoing cost reduction strategies.  The changes included a discontinuation of accrual of future service cost in the defined benefit pension plan and fully preserving retirement benefits that employees have earned as of March 31, 2009. As a result of freezing the plan, the Company recorded a one-time pre-tax curtailment credit of $416,000, ($230,000 net of taxes) in the quarter ended March 31, 2009.

Net income increased by $322,000  to $324,000 for the quarter ended March 31, 2009 compared to a net income of $2,000 for the same quarter in 2008. The increase in net income for the quarter was primarily the result of decreases of $420,000 in non-interest expense, $115,000 in interest expense on deposits, and $50,000 in interest expense on borrowings from the Federal Home Loan Bank of New York, partially offset

by decreases of $50,000 in interest income, $1,000 in non-interest income and an increase of $212,000 in income taxes.   Non-interest expense included a decrease in salaries and employee benefits of $440,000 to $130,000 for the three months ended March 31, 2009 from $570,000 for the three months ended March 31, 2008 primarily due to the one-time pre-tax curtailment credit of $416,000 resulting from the freezing of the defined benefit pension plan.

Other financial information is included in the table that follows.  All information is unaudited.

This press release may contain certain “forward-looking statements” which may be identified by the use of such words as “believe,” “expect,” “intend,” “anticipate,” “should,” “planned,” “estimated,” and “potential.”  Examples of forward-looking statements include, but are not limited to, estimates with respect to our financial condition, results of operations and business that are subject to various factors which could cause actual results to differ materially from these estimates and most other statements that are not historical in nature.  These factors include, but are not limited to, general and local economic condition, changes in interest rates, deposit flows, demand for mortgage and other loans, real estate values, and competition; changes in accounting principles, policies or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services.

SELECTED FINANCIAL CONDITION DATA

	MARCH 31,	DECEMBER 31,
	2009	2008
	(in thousands)
Total Assets	$151,080	$149,651
Loans Receivable	98,540	98,241
Investment Securities	-	-
Mortgage-backed Securities	32,940	32,926
Cash and Cash Equivalents	9,035	7,678
Deposits	107,784	101,676
Borrowings	25,165	28,593
Stockholders’ Equity	15,020	14,634

SELECTED OPERATING DATA

	AT OR FOR THE THREE
	MONTHS ENDED MARCH 31,
	2009	2008

Total Interest Income	$2,014	$2,064
Total Interest Expense	858	1,024
Net Interest Income	1,155	1,040
Provision for Loan Loss	-	-
Non-interest Income	65	67
Non-interest Expense	682	1,102
Income Tax Expense	215	2
Net Income	$324	$2

PERFORMANCE RATIOS

Return on Average Assets	0.85%	0.005%
Return on Average Equity	8.71%	0.05%
Interest Rate Spread	3.06%	2.78%

ASSET QUALITY RATIOS

Allowance for Loan Losses to
Total Loans Receivable	0.19%	0.21%
Non-performing Loans to Total Assets	0.59%	0.05%

CAPITAL RATIO
Association’s Core Tier 1 Capital to Adjusted
Total Assets	10.81%	10.89%